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TABLE OF CONTENTS

Filed Pursuant Rule 424(b)(3)
Registration No. 333-115527

PROSPECTUS

180,697 Shares

DuPont Photomasks, Inc.

Common Stock

        This prospectus relates to the offer and sale from time to time of up to 180,697 shares of our common stock for the account of Infineon Technologies AG (Infineon). We issued these shares in a private placement pursuant to an Equipment Purchase and Supply Agreement entered into with Infineon in May 2002. We will not receive any proceeds from this offering.

        Our common stock is quoted on the Nasdaq National Market under the symbol "DPMI." The last reported bid price of our common stock on May 12, 2004 was $21.23 per share.

        Investing in the common stock involves risks. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2004.

TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date on the cover of this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities and Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

        Our filings are also available to the public through:

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  the SEC's web site at http://www.sec.gov; and

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  The National Association of Securities Dealers, Inc.
  1735 K Street, N.W.
  Washington, D.C. 20006-1500

        This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the SEC. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained directly in this prospectus or by information contained in a later filed document incorporated by reference. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

DuPont Photomasks SEC Filings (File No. 000-20839)	Period
Annual Report on Form 10-K	Fiscal year ended June 30, 2003
Quarterly Reports on Form 10-Q	Quarterly period ended September 30, 2003 Quarterly period ended December 31, 2003 Quarterly period ended March 31, 2004
Current Report on Form 8-K	Filed on July 8, 2003 Filed on April 1, 2004
The description of our common stock as set forth in our Registration Statement on Form 8-A, including any amendments or reports filed for purposes of updating such description	Filed on June 23, 2000
The description of our Stockholder Rights Plan as set forth on Form 8-A, including any amendments or reports filed for purposes of updating such description	Filed on January 30, 2001

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

DuPont Photomasks, Inc.
131 Old Settlers Boulevard
Round Rock, Texas 78664
(512) 310-6500
Attn: Investor Relations

        We are also incorporating by reference all documents filed with the SEC by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to termination of the offering made hereby. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve a number of risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated by the forward looking statements. Such risks and uncertainties include, without limitation, the following:

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  A renewed downturn in the semiconductor industry could lead to a decrease in the demand for our photomask products;

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  The semiconductor industry is highly cyclical and has been subject to significant economic downturns at various times;

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  Our financial results may vary significantly from quarter to quarter or we may fail to meet investors' expectations, which could negatively impact the price of our stock;

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  Lack of visibility and short turn around time of orders may impact our ability to respond to a changing business environment;

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  We may not obtain sufficient capital to fund our needs;

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  Our operating results could be adversely affected by under-utilized production capacity;

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  A significant portion of our revenue is derived from Asia and Europe, and therefore, our business, financial condition and results of operations are to a significant degree subject to economic, political and social events in these regions;

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  Macroeconomic conditions may have effects on the semiconductor industry;

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  We may be unable to enhance our existing products and develop and manufacture new products and upgrades with improved capabilities to satisfy anticipated demand for more technologically advanced photomasks;

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  Rapid technological change could render our products obsolete or our manufacturing processes ineffective;

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  We may not remain competitive and increased competition could seriously harm our business;

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  We may be unable to successfully develop or market our electronic design automation (EDA) software;

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  E.I. du Pont de Nemours and Company has influence on all stockholder votes;

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  Our success depends, in part, upon key managerial, engineering and technical personnel as well as our ability to continue to attract and retain additional personnel and integrate new personnel into key positions; and

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  Other risks indicated in our other filings with the SEC, including but not limited to those factors which are fully discussed under the caption "Risk Factors."

        These risks and uncertainties are beyond our control and, in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

        The forward-looking statements are made as of the date hereof, and we disclaim any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.

DuPont Photomasks, Inc.

        We are a leading global provider of microimaging solutions. We develop, produce and market advanced photomasks, a key enabling technology used in the manufacture of semiconductor and other microelectronic devices. We also develop and market electronic design automation, or EDA, software.

Photomasks

        We are one of the largest photomask manufacturers in the world. Photomasks are high-purity quartz or glass plates containing precision images of integrated circuits and are used as masters by semiconductor manufacturers to optically transfer these images onto semiconductor wafers. Photomasks are a necessary component in the production of semiconductors, and advanced photomask technologies are critical to enabling the manufacture of increasingly complex semiconductor devices. We manufacture a broad range of photomasks based on customer-supplied design data, including photomasks that meet the highly demanding design specifications required by leading semiconductor manufacturers. We believe that our focus on developing photomasks for leading-edge semiconductor designs using our advanced photomask manufacturing processes provides us with a distinct competitive advantage.

        During the nine-month period ended March 31, 2004, we sold our products to over 400 customers and customer sites in approximately 20 different countries. Our largest customers include some of the largest and most technically-advanced semiconductor producers, including companies such as Infineon Technologies, Samsung and Texas Instruments.

        A key element of our strategy is to continue to develop and expand our strategic relationships with leading semiconductor manufacturers. These strategic relationships take on many forms, including individual joint development programs with customers such as Cypress and Xilinx to joint venture relationships such as the Advanced Mask Technology Center GmbH & Co. KG, or AMTC, our photomask research and development joint venture with AMD and Infineon. These collaborative relationships enable us to share the cost of developing leading-edge photomask technology and expand our customer relationships through, in most cases, supply agreements. We believe that our strategic relationships will help us to solidify our market position and provide us the opportunity to remain a leading supplier of advanced photomasks.

        We have a global manufacturing network with manufacturing facilities in seven countries in North America, Europe and Asia. We believe that the strategic location of our facilities provides us with a competitive advantage by placing us close to major centers of semiconductor production.

        Our primary photomask competitors include Compugraphics, Dai Nippon Printing, Photronics, Taiwan Mask Corporation and Toppan Printing. In addition, several IDMs, including IBM, Intel, Micron and Samsung, and some semiconductor foundries such as SMIC and TSMC, maintain their own captive photomask manufacturing operations. The capacity, technical capabilities and resultant volumes processed through these captives affect the size of the photomask market in which we compete.

        In the future, the size of the photomask market may also be affected by a variety of other factors such as pricing pressures and unit volumes, including an increasing number of layers per device as design rules decrease, the reluctance to initiate production of new semiconductor designs should our customers' factories be running at high utilization rates and increased usage of multi-project wafers and multi-layer reticles.

Electronic Design Automation Software

        In March 2002, we acquired the assets of BindKey Technologies, Inc., or BindKey, an EDA software company. Integrated circuit, or IC, design engineers use EDA software to design an IC, which can then be transferred onto our photomasks. Our current EDA software product enables chip designers to ensure manufacturability earlier in the design cycle and is targeted at the market segment referred to in the industry as "Design for Manufacturing." In addition, we plan to introduce new products that are designed to improve design productivity and enhance manufacturing yields by creating IC designs that are intended to simplify the manufacturing process.

        We believe that continued increases in the complexity of IC designs will require advanced EDA tools such as those we are developing. We intend to increase our focus on the development of integrated microimaging solutions which will help solve next generation IC design problems by incorporating insight from leading-edge photomask development into EDA tools.

        We were incorporated in Texas on June 25, 1985, and were reincorporated in Delaware on December 31, 1995. Our principal executive offices are located at 131 Old Settlers Boulevard, Round Rock, Texas 78664, and our telephone number at this location is (512) 310-6500. Our website is located at http://www.photomask.com. The information contained or incorporated in our website is not part of this prospectus.

RISK FACTORS

        You should carefully consider the following risk factors together with the other information contained in or incorporated by reference into this prospectus before you decide to buy our common stock. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment.

Risks Relating to Our Business

Our operations are dependent on the activities of semiconductor manufacturers.

        Substantially all of our sales are derived from semiconductor manufacturers. The semiconductor industry is highly cyclical and has been subject to significant economic downturns at various times. The semiconductor industry suffered a sharp decline in orders and revenue in calendar years 2001, 2002 and 2003. A renewed downturn could lead to a decrease in the demand for photomasks. Our investment in new facilities and equipment is based, in part, on the anticipated expansion plans and growth of the semiconductor industry. From time to time, semiconductor industry demand and technology have developed more slowly than originally anticipated. A lack of development in the semiconductor industry could have a material adverse effect on our business.

        In addition, the demand for photomasks may decrease, even when there is growth in the demand for semiconductors, due to a number of factors, including the following:

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  Changes in semiconductor designs or applications, such as a reduction in customization or an increase in standardization;

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  A reduction in design complexity;

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  Other technological and manufacturing advances; or

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  A slowdown in the introduction of new semiconductor designs.

Our financial results are affected by factors outside of our control.

        Our quarterly and annual operating results are affected by a wide variety of factors that could adversely affect revenue or profitability or lead to significant variability of our operating results. Since our business is characterized by short-term orders and shipment schedules without a significant backlog for products, substantially all of our revenue in any quarter is dependent upon orders received during that quarter, which limits our ability to quickly respond to a changing business environment. In addition, our operating results could be affected by the following factors:

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  Competitive and customer-driven pricing pressures;

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  Changes in the mix of products sold;

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  Volume of orders shipped;

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  Market acceptance of our products and our customers' products;

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  Our ability to meet demand and delivery schedules;

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  Fluctuations in manufacturing yields;

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  Fluctuations in currency exchange rates;

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  Cyclical semiconductor industry conditions;

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  Our access to advanced process technologies;

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  The gain or loss by us of a large customer;

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  The length of our sales cycle; and

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  The timing and extent of product and process development costs.

        Moreover, we are limited in our ability to reduce costs quickly in response to any revenue shortfalls due to our significant fixed costs. As a result of the foregoing factors, we may experience material adverse fluctuations in our future operating results on a quarterly or annual basis. Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future periods.

We have recently incurred losses from operations, and we may incur additional losses in future periods.

        We have recently incurred losses from our operations. We cannot assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future. Our failure to achieve or sustain profitability or positive cash flows in the future could adversely affect the market price of our common stock.

We may not obtain sufficient capital to fund our needs.

        We will need to continue to make significant capital expenditures to enhance our manufacturing capability in order to keep pace with rapidly changing technologies. Based on our current operating plans, we or our joint ventures may require external financing from time to time to fund capital expenditures. We cannot assure you that we or our joint ventures will be able to obtain the additional capital required on reasonable terms, or at all, or that any such lack of capital will not have a material adverse effect on our business and results of operations.

        We have also entered into substantial additional commercial commitments, some of which extend over multiple years, in respect of our joint ventures and certain other parties. These guarantees and additional commercial commitments are not reflected on our consolidated balance sheets.

        In the event of a fundamental change in our company, each holder of our convertible subordinated notes due July 2004 and May 2008 will have the right to require us to redeem those notes, and we cannot assure you that we will have sufficient funds to pay the redemption price for all the notes tendered by the holders (although E.I. du Pont de Nemours and Company would be required to pay the redemption price under its guarantee in regard to the July 2004 notes). In that case, our failure to redeem tendered notes would constitute an event of default under the indentures for the notes, and may constitute a default under the terms of other indebtedness that we may enter from time to time.

Our operating results may be adversely affected by under-utilized production capacity.

        Our operations require us to incur significant fixed costs. Accordingly, decreases in sales volume significantly affect our operating profits when our production capacity is not fully utilized. Our results of operations could be adversely affected to the extent that such capacity is not utilized.

We face risks associated with manufacturing difficulties and costs.

        Our complex manufacturing processes require the use of expensive and technologically sophisticated equipment and materials and are continuously modified in an effort to improve manufacturing yields and product quality. Minute impurities or other difficulties and capability issues in the manufacturing process can lower manufacturing yields and make products unmarketable. Moreover, manufacturing leading-edge photomasks is relatively more complex and time-consuming than manufacturing high-volume, less advanced photomasks, and may lead to general delays in the manufacturing of all levels of photomasks. We have, on occasion, experienced manufacturing process and equipment difficulties and capacity limitations that have delayed our ability to deliver products within the time frames contracted for by our customers.

        We have also experienced an increase in production costs due to production complexities. This has resulted in an increase in the price of photomasks that may result in reduced demand. We cannot assure you that we will not experience these or other manufacturing difficulties, or be subject to increased costs or production capacity constraints, any of which could result in a loss of customers or could otherwise have a material adverse effect on our business and results of operations.

We may be unable to effectively manage our manufacturing operations.

        We regularly move existing production lines among different plants. We also regularly transfer work from one of our plants to another. If we do not adequately manage these moves and transfers, the productivity of our plants will suffer, which could cause us to lose sales or customers, and we may also incur additional expenses.

Rapid technological change could render our products obsolete or our manufacturing processes ineffective.

        Rapid technological change and new product introductions and enhancements characterize the photomask and semiconductor industries. In particular, as semiconductor feature sizes continue to decrease, the demand for more technologically advanced photomasks is likely to increase. We believe we must continue to enhance our existing products and develop and manufacture new products and upgrades with improved capabilities to satisfy this anticipated demand. Our inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on our financial position or results of operations. Likewise, our inability to keep up with technical and manufacturing requirements for photomasks, which continue to require decreasing feature sizes, could have a material adverse effect on our financial condition or results of operations.

        Technological advances achieved by a competitor or a customer could lead to the commercial availability of alternate methods of transferring circuit designs onto semiconductor wafers without the use of photomasks. These alternatives, including direct-write lithography, could have a material adverse effect on our financial condition or results of operations. Direct-write lithography writes the circuit pattern directly onto the semiconductor wafer without the use of a photomask. Although this direct-write method is currently too slow for high-volume, commercial device manufacturing, a significant advance in this technology or other technologies which transfer circuit designs without the use of photomasks would have a material adverse effect on our business and results of operations.

        In addition, changes in semiconductor designs, such as field-programmable gate arrays, application-specific standard products and other semiconductor designs that displace application-specific integrated circuits, could reduce photomask unit volumes in the future. Such a reduction in volumes could decrease our revenue from photomask sales.

Our market is highly competitive and subject to pricing pressures.

        The photomask industry is highly competitive, and most of our customers use more than one photomask supplier. Our significant competitors include other merchant manufacturers of photomasks, including:

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  Compugraphics;

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  Dai Nippon Printing;

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  Photronics;

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  Taiwan Mask Corporation; and

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  Toppan Printing Company.

        Our competitors can be expected to continue to develop and introduce new and enhanced products, any of which could cause a decline in market acceptance of our products or a reduction in our prices as a result of intensified price competition. We also compete with captive photomask operations. As the semiconductor industry has matured, many semiconductor manufacturers have divested or closed their captive photomask operations. We cannot assure you that this trend will continue or that it will not reverse, thereby reducing the demand for photomasks produced by merchant photomask suppliers such as us and increasing competition to the extent excess captive capacity is used to supply non-captive needs. We cannot be certain that semiconductor manufacturers will not form new captive operations to ensure that their photomask needs are met, particularly for advanced and leading-edge photomasks. Certain of our competitors have greater financial, technical, marketing or other resources, any of which could provide them with a competitive advantage over us.

        Our ability to compete in the photomask market is primarily based on:

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  Product quality;

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  Timeliness of delivery;

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  Pricing;

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  Technical capabilities;

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  Location and capacity of manufacturing facilities; and

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  Technical service.

Our international operations present special risks.

        Approximately 50% and 53% of our revenue in fiscal 2002 and 2003, respectively, and 59% of our revenue in the first nine months of fiscal 2004, was derived from sales in non-U.S. markets. We expect revenue derived from non-U.S. markets to continue to represent a significant portion of our total revenue in the future. Our non-U.S. operations are subject to certain risks inherent in conducting business abroad, including:

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  Price and currency exchange controls;

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  Fluctuations in the relative values of currencies;

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  Restrictive governmental actions and regulations;

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  Difficulties in managing a global enterprise;

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  Tariffs and other trade barriers;

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  Changes in tax laws;

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  Political and economic uncertainties;

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  Impacts related to longer payment cycles;

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  Limitations on our ability under local laws to protect our intellectual property; and

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  Unexpected changes in the regulatory environment.

        Changes in the relative values of currencies occur from time to time and may, in certain instances, have a material adverse effect on our consolidated financial condition and results of operations. Our consolidated financial statements reflect remeasurement of items denominated in non-U.S. currencies to U.S. dollars. We monitor our exchange rate exposure and attempt to reduce this exposure by hedging through forward contracts. We cannot be certain that these forward contracts or any other hedging activity will be available or adequate to eliminate, or even mitigate, the impact of our exchange rate exposure. Further, we cannot assure you that these risks will not have a material adverse impact on our liquidity, financial condition and results of operations in the future.

We face risks associated with software development and marketing.

        Our success in EDA software depends upon our ability to develop and commercialize our EDA software, to develop new software products and to enhance our current versions of software. We must effectively compete within the highly competitive software industry. Changes in accounting regulations and related interpretations and policies, particularly regarding revenue recognition, may require us to defer recognizing revenue or require us to change our business practices. We might experience significant undetected errors or "bugs" in our products. We also cannot be certain that we will be able to develop, commercialize or market EDA software, or that we will be able to license these products to customers on commercially reasonable terms. Furthermore, we might not receive significant revenue from our research and development efforts.

Our production facilities could be damaged or disrupted by a natural disaster, labor strike, war, terrorism or political unrest.

        A number of our facilities are in seismically active areas. Although we have obtained property damage and business interruption insurance, a major catastrophe such as an earthquake or other natural disaster at any of our sites, or political unrest, war, terrorism, labor strikes or work stoppages in any of the areas where we conduct operations, could result in a prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in shipments of our products and the loss of sales and customers, and we do not know whether our insurance would adequately compensate us for any of these events.

We depend on a few significant customers.

        Our ten largest customers, in the aggregate, accounted for more than 50% of our revenue in each of our two most recently completed fiscal years, and for the nine-months ending March 31, 2004. The loss of, or a significant reduction of orders from, any of our largest customers could have a material adverse effect on our results of operations. While we believe we have strategic relationships with a number of our customers, our customers place orders on an as-needed basis and generally can change or cancel their orders without significant penalty. In addition, recently there has been a trend toward outsourcing semiconductor manufacturing to foundries. To the extent we do not have strategic relationships with these foundries, this trend could have a material adverse effect on our financial condition or results of operations.

We depend on a limited number of equipment manufacturers.

        We rely on a limited number of photomask equipment manufacturers to develop and supply the equipment we use. These equipment manufacturers currently require lead times of as long as 10 to 14 months between the order and the delivery of certain photomask imaging and inspection equipment. The failure of such manufacturers to develop or deliver such equipment on a timely basis could have a material adverse effect on our financial condition or results of operations. In addition, the manufacturing equipment necessary to produce advanced photomasks could become prohibitively expensive or might not operate as effectively as intended.

We depend on a limited number of raw materials suppliers.

        Any disruption in our supply relationships or increases in prices, particularly related to photoblanks, could result in delays or reductions in product shipments by us or increases in product costs that could have a material adverse effect on our financial condition or operating results. In the event of such a disruption, we cannot assure you that we could develop alternative sources within reasonable time frames, or if developed, that these sources would provide supplies at prices comparable with those charged by our suppliers before the disruption.

We depend on a limited number of management and technical personnel.

        Our continued success depends, in part, upon key managerial, engineering and technical personnel as well as our ability to continue to attract and retain additional qualified personnel. In the past, some key personnel have left us to pursue other opportunities. The loss of any key personnel could have a material adverse effect on our financial condition or results of operations. There can be no assurance that we can retain our key managerial, engineering and technical employees. Our growth may be dependent on our ability to attract new highly skilled and qualified personnel and to integrate them into our operations. There can be no assurance that our recruiting efforts to attract and retain these personnel will be successful.

We may not successfully integrate or realize the intended benefits of future acquisitions and joint ventures.

        We may in the future pursue acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand our business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired business, product or technology could require us to incur significant costs and cause diversion of management's time and resources. Future acquisitions by us could result in the following consequences:

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  Dilutive issuances of equity securities;

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  Incurrence of debt and contingent liabilities;

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  Research and development write-offs; and

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  Other acquisition-related expenses.

        The success of these transactions, and similar transactions that we have entered into in the past, will depend, in part, on our ability to:

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  Integrate acquired production equipment with our operations;

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  Attract, train and retain additional qualified personnel;

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  Cooperate with our joint venture partners; and

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  Utilize any resulting additional production capacity.

We may be unable to enforce or defend our ownership and use of proprietary technology.

        We believe that the success of our business depends more on our proprietary technology, information and processes and know-how than on patents or trademarks. Much of our proprietary information and technology relating to manufacturing processes is not patented and may not be patentable. We cannot assure you that:

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  We will be able to adequately protect our technology;

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  Competitors will not independently develop similar technology;

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  The claims allowed on any patents we hold will be sufficiently broad to protect our technology; or

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  Foreign intellectual property laws will adequately protect our intellectual property rights.

        We may become involved in infringement claims or legal proceedings by or against third parties with respect to current or future patents, copyrights, trademarks, products or processes. Any such claims or litigation, with or without merit, to enforce or protect our intellectual property rights or to defend our company against claimed infringement of the rights of others could result in substantial costs, diversion of resources and product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of these claims. Any of the foregoing could have a material adverse effect on our financial condition or results of operations.

We may be unprepared for changes in environmental laws and regulations.

        We are subject to numerous environmental laws and regulations which impose various environmental controls on, among other things, the discharge of pollutants into the air and water and the handling, use, storage, disposal and clean-up of solid and hazardous wastes. Changes in these laws and regulations may have a material adverse effect on our financial condition or results of operations. Any failure by us to adequately comply with such laws and regulations could subject us to significant future liabilities.

We have risks associated with operating global information system.

        Our manufacturing operations are dependent on an enterprise-wide software system and related infrastructure. While these systems have been designed to achieve high availability, we cannot assure you that disruptions to our operations caused by system failures will not occur.

E. I. du Pont de Nemours and Company has influence on all stockholder votes and other matters.

        E. I. du Pont de Nemours and Company owned approximately 19.7% percent of our outstanding common stock as of May 10, 2004. As a result, E. I. du Pont de Nemours and Company will continue to have influence on most matters submitted to our stockholders, including proposals regarding:

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  Any merger, consolidation or sale of all or substantially all of our assets;

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  Electing the members of our board of directors; and

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  Preventing or causing a change in control of our company.

        This concentration of ownership may discourage a potential acquiror from making an offer to buy our company that other stockholders might find favorable which, in turn, could adversely affect the market price of our common stock. Additionally, E. I. du Pont de Nemours and Company has the right, in the event its percentage ownership of our total outstanding common stock is less than 20%, to terminate our use of the DuPont tradename and logo. E. I. du Pont de Nemours and Company has advised us that it does not currently intend to terminate this use even though it currently holds less than 20% of our total outstanding common stock. However, its exercise of that right could adversely affect us.

Our certificate of incorporation and bylaws have anti-takeover provisions, and we have a stockholders' rights plan.

        Provisions of our certificate of incorporation and bylaws, Delaware law and our stockholders' rights plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination.

Our stock price may be affected when additional shares are sold.

        If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Such sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and place that we deem appropriate. As of May 10, 2004, E. I. du Pont de Nemours and Company beneficially owned approximately 3.6 million shares of our common stock. E. I. du Pont de Nemours and Company has advised us that it may reduce its ownership interest in our company over time, subject to prevailing market conditions. We have granted E. I. du Pont de Nemours and Company certain rights with respect to the registration of shares of our common stock held by E. I. du Pont de Nemours and Company, including the right to require that we register under the Securities Act of 1933 the sale of all or part of the shares it holds, and to include such shares in a registered offering of securities by us.

USE OF PROCEEDS

        The shares of common stock are being offered by the selling stockholder. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

SELLING STOCKHOLDER

        In May 2002, we entered into an agreement to acquire photomask production equipment from Infineon's internal photomask manufacturing operations in Munich, Germany and become Infineon's strategic photomask supplier. In consideration for the acquisition of certain photomask production assets and the agreement to supply Infineon with photomasks over a ten-year term, we agreed to pay Infineon $53.5 million over a seven-year period ending in March 2009. As part of the same agreement, we also agreed to purchase from Infineon additional photomask production equipment for approximately $28.1 million payable over a five-year period ending in December 2006. We have made aggregate purchases of approximately $26.2 million pursuant to this agreement as of March 31, 2004. Included in that amount is a $10.0 million payment we made to Infineon in March 2004; $4.0 million of which was satisfied through the issuance of 180,697 shares of our common stock and the remaining $6.0 million was settled using cash. Per the terms of the agreement, we may elect to satisfy a portion of certain additional future amounts payable by issuing shares of common stock. Our decision as to the form of each such payment (cash only, or cash and shares of our common stock) will be made at least thirty days prior to the due date for each payment. Each payment is considered independently and the payment in shares of our common stock may not exceed forty percent of the total of any single payment. The maximum value of our common stock that we could issue to Infineon, if we choose to fully exercise our rights for future payments, approximated $20.5 million as of March 31, 2004.

        The following table sets forth the name of and the number of shares of common stock beneficially owned by the selling stockholder prior to the offering, the number of shares of common stock offered by the selling stockholder, and the number of shares of common stock that will be owned by the selling stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming the selling stockholder sells all of the shares of common stock offered hereby. The selling stockholder may, however, elect to sell less than all (including none) of the shares of common stock offered by this prospectus. The percentage ownership information presented below is based on shares of common stock outstanding as of May 10, 2004.

	Beneficial Ownership Before the Offering		Beneficial Ownership After the Offering
Name of Selling Stockholder
	Shares	Percent	Shares	Percent
Infineon Technologies AG	180,697	*	0	0%

*
Less than 1%.

        Other than accounting for more than 10% of our revenue for the nine months ended March 31, 2004, and more than 10% of accounts receivable, trade as of March 31, 2004, the selling stockholder has not had during the past three years any position, office or other material relationship with us or any of our predecessors or affiliates, except as set forth in the preceding two paragraphs and as follows.

        We, along with Infineon and AMD, have established the Maskhouse Building Administration GmbH & Co. KG ("BAC") which is a joint venture that owns a state-of-the-art photomask research and manufacturing facility in Dresden, Germany. We lease approximately 50 percent of the facility from the BAC for advanced photomask manufacturing and the remainder is leased by the AMTC. Both operating leases are for 10-year terms and commenced July 2003. Future minimum lease payments to be received by the BAC under the non-cancelable lease with the AMTC are estimated to be approximately $63 million. As of March 31, 2004, we began consolidating the financial results of the BAC in accordance with the provisions of Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities.

        The BAC executed a term loan agreement for its research and manufacturing facility in December 2002. The BAC term loan had $74.9 million outstanding as of March 31, 2004. Of this amount, $15.2 million is due within one year and is included in short-term borrowings on our consolidated balance sheet as of March 31, 2004. The BAC term loan matures in June 2012. Principal payments and interest are due quarterly. The BAC term loan is secured by the property, other financial assets of the BAC, the assignment of rights from BAC insurance contracts, the tenant rent payment guarantees and German government guarantees. The AMTC has guaranteed its lease rental payments for the term of its lease. Prior to the initial occupancy of the building and initiation of the lease rental payments, we had guaranteed one-third of the BAC's indebtedness. Effective July 2003, we were released from the guarantee except if the lenders become liable to return monies received in payment of the indebtedness as a result of any bankruptcy, composition or similar proceedings affecting the BAC. As of March 31, 2004, the carrying value of the BAC property and equipment was $71.0 million and is included in property and equipment, net, in our consolidated balance sheet. In addition, investment in the BAC facility is subsidized by the German government. As of March 31, 2004, amounts receivable by the BAC in relation to these subsidies were $17.5 million and are included in other receivables on our consolidated balance sheet.

        We have also established, along with Infineon and AMD, the AMTC, a joint venture in Dresden, Germany which conducts leading edge photomask research and pilot manufacturing. We are committed to funding a portion of the operating cash requirements of the AMTC under research and development reimbursement and capacity utilization obligations through June 30, 2007. We expect our portion of these operating cash requirements to vary between approximately 22% to 26% through June 30, 2007.

        The AMTC has executed a 120.0 million Euro revolving credit facility to be used for equipment purchases. The revolving credit facility had 59.0 million Euro ($71.7 million as of March 31, 2004) outstanding as of March 31, 2004. Each of the partners of the joint venture has executed one-third guarantees for up to 32.0 million Euro and certain additional costs as defined in the revolving credit facility agreement for as long as any obligation remains outstanding under the revolving credit facility. We will be required to honor our guarantee if the AMTC fails to make timely payments under the revolving credit facility; breaches certain financial covenants; becomes insolvent; or in any other way defaults under the revolving credit facility. We will also be required to honor our guarantee if any of the owners of the AMTC breach certain terms of the joint venture agreement, become insolvent or cease doing business, experience a material adverse change affecting their obligations under the guarantee, fail to pay their respective indebtedness in excess of 50.0 million Euro or otherwise experience an event constituting a default under the revolving credit facility.

PLAN OF DISTRIBUTION

        The selling stockholder may sell the shares of common stock offered by this prospectus from time to time in one or more transactions on the Nasdaq National Market, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares of common stock may be offered directly to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the selling stockholder may sell its shares of common stock also include:

  •
  a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the stocks as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  •
  secondary distributions in accordance with Nasdaq rules;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

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  privately negotiated transactions.

        An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        Any person that may be deemed to be an "underwriter" within the meaning of the Securities Act will be named in a prospectus supplement, and any underwriting discounts, commissions or fees received by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

        Any underwriters, brokers, dealers and agents who participate in any sale of the shares of common stock may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

        We cannot assure you that the selling stockholder will sell any or all of the shares of common stock offered by this prospectus.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Austin, Texas.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of DuPont Photomasks, Inc. for the year ended June 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.